Sunworks Appoints Rhone A. Resch as Independent Director

Solar Energy Industries Association (SEIA) Past President & CEO to Join Sunworks Board of Directors

ROSEVILLE, CA—(Marketwired - October 27, 2016) - Sunworks, Inc. (NASDAQ: SUNW), a provider of solar power solutions for commercial and residential markets, announced today the appointment of Rhone A. Resch as an independent director. The new appointment will be effective on November 1, 2016 and expand the size of the Sunworks board to eight members.

Mr. Resch brings more than 20 years of senior management experience and relevant solar industry experience to Sunworks’ Board of Directors. He has an extensive background in strategic planning, market analysis, business development and operations that support the rapid growth of solar companies. He is a highly recognized spokesman on solar industry issues, including legislative, executive and regulatory actions.

“We are excited and honored to welcome Rhone to our board of directors and believe his industry expertise and corporate leadership experience will significantly enhance our efforts to strategically scale our business and expand our footprint with in the solar industry,” said Jim Nelson, CEO of Sunworks. “There are few individuals who carry the understanding of solar that Rhone does and bringing the benefits of his expertise to Sunworks will give us an incredible advantage. We look to the future with anticipation and expect to see our vision for the Company widened even further as we incorporate Rhone’s talents.”

Mr. Resch has served as President and CEO of the Solar Energy Industries Association (SEIA), the national trade association for the solar energy industry representing over 1,000 companies that manufacture, develop and install solar systems of all sizes and technologies. In this role, he was responsible for leading the growth of the industry by expanding markets, removing market barriers, increasing the availability of low cost financing and educating the public. Under Rhone’s leadership, SEIA’s recent legislative successes include the long-term extension and expansion of the investment tax credits for solar enacted at the end of 2015, creation of the Treasury grant program and the section 48C manufacturing tax credit, and expansion of the loan guarantee program for renewable energy. At the state level, SEIA has been the lead in expanding net metering, establishing strong renewable portfolio standards and creating markets for residential, commercial and utility scale solar energy. And in the regulatory arena, Rhone recently led the industry through an adverse customs ruling, guiding the industry through a complex legal, framework that saved U.S. companies several hundred million dollars. He has over 18 years of experience in the public and private sector working in clean energy development and climate change issues. In addition to serving as the Vice President for the Natural Gas Supply Association, Rhone has also served as Program Manager at the EPA’s Climate Protection Division during the Clinton administration.

“Having had broad exposure to the industry, I feel that Sunworks is uniquely positioned in the solar industry to grow rapidly and profitably and provide a level of service and professionalism that is unique in any industry,” commented Mr. Resch. “The future is clear, solar companies with a strong focus on quality, customer service and value are going to beat the large national solar companies. I am excited to work with the board to help management leverage their strategic advantages to continue to deliver growth that outpaces the industry.”

Mr. Resch holds an MPA in Management from Syracuse University’s Maxwell School, a Master of Environmental Engineering from SUNY Syracuse, and a B.A. from the University of Michigan.

About Sunworks, Inc.

Sunworks, a leading provider of solar power solutions, is focused on the design, installation and management of solar power systems for commercial, agricultural and residential customers. Sunworks is one of the fastest growing solar systems providers in the western United States, delivering 2.5 kilowatt to multi-megawatt commercial systems. The Company’s mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies. The Company’s focus is on putting the customer first, providing the best value systems in the industry, and delivering on what is promised.

To learn more about Sunworks, visit our website at http://sunworksusa.com/.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

CONTACT INFORMATION

Investor Relations Contact:

Rob Fink/John Roginski

Hayden IR

646-415-8972 / 570-569-2479

rob@haydenir.com / john@haydenir.com

Press contact information:

Seth Atchue

916-409-6900

satchue@sunworksusa.com

Coltrin & Associates (on behalf of Sunworks)

Caleb Cluff

212-221-1616

caleb_cluff@coltrin.com